CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. INSIDER TRADING POLICY October 22, 2024 I. TRADING IN SECURITIES WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION IS PROHIBITED Trading in securities of a company by any person who possesses material nonpublic information about that company is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of N-able, Inc., and its subsidiaries (the “Company”) that any person subject to this Insider Trading Policy (the “Policy”) who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until such person knows that the information has been disseminated to the public. No director, officer, employee or consultant of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, • trade in securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”) or as specifically exempted in Section V.B. of this Policy, • engage in any other action to take personal advantage of that information, or • pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”). In addition, it is the policy of the Company that no officer, director, employee or consultants who, in the course of working for the Company, learns of material nonpublic information of another company, such as a customer or supplier, may trade in that company’s securities until that information becomes public or is no longer material. For the avoidance of doubt, nothing in this Policy shall be deemed to amend, modify or limit the Company’s obligations under that certain Registration Rights Agreement, dated as of July 16, 2021, by and among the Company and certain stockholders named therein. While the provisions of this Policy are not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading. II. ALL EMPLOYEES, OFFICERS, DIRECTORS AND THEIR FAMILY MEMBERS AND AFFILIATES ARE SUBJECT TO THIS POLICY This Policy applies to all directors, officers, employees and consultants of the Company, their family members and members of their households, and entities (such as trusts, limited partnerships and

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. corporations) over which such individuals have or share voting or investment control. For the purposes of this Policy, officers, outside directors and consultants are included within the term “employee.” This Policy also applies to any other persons whom the Company’s insider trading Compliance Officer may designate because they have access to material nonpublic information concerning the Company. All employees are responsible for ensuring compliance by family members and members of their households and by entities over which they exercise voting or investment control. Employees should provide each of these persons or entities with a copy of this Policy. III. ADDITIONAL RESTRICTIONS APPLICABLE TO SECTION 16 INSIDERS AND OTHER DESIGNATED INSIDERS A. Section 16 Insiders. The Company has designated those persons listed on Exhibit A attached hereto as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC. The Compliance Officer will amend Exhibit A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Insiders. Section 16 Insiders are subject to the additional restrictions and requirements set forth on Appendix I. B. Insiders Subject to Quarterly Blackout Periods. The Company has designated those persons listed on Exhibit B attached hereto as employees who are subject to the trading blackout periods described in Appendix II. C. Insiders Subject to Pre-Clearance Requirements. The Company has designated those persons listed on Exhibit C attached hereto as employees who are subject to the pre-clearance requirements set forth in Appendix III. IV. INSIDER TRADING COMPLIANCE OFFICER The Company has designated an Insider Trading Compliance Officer on Exhibit D (the “Compliance Officer”). The Company will amend Exhibit D from time to time as necessary to reflect the addition or departure of one or more Compliance Officers. The duties of the Compliance Officer will include the following: • Administering this Policy and monitoring and enforcing compliance with all policy provisions and procedures. • Responding to all inquiries relating to this Policy and its procedures. • Designating and announcing special trading blackout periods during which designated persons may not trade in Company securities. • Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company. • Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; and assisting in the preparation and filing of all required SEC reports relating

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G. • Selecting designated brokers through which employees are authorized to trade Company securities. • Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations. • Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G. • Maintaining the accuracy of the list of Section 16 Insiders as set forth on Exhibit A, the list of individuals subject to quarterly blackout periods as set forth on Exhibit B, and the list of individuals subject to pre-clearance requirements as set forth on Exhibit C, and updating such lists periodically as necessary to reflect additions or deletions. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In fulfilling his or her duties under this Policy, the Compliance Officer shall be authorized to consult with the Company’s outside counsel. V. APPLICABILITY OF THIS POLICY TO TRANSACTIONS IN COMPANY SECURITIES A. General Rule. This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges. B. Employee Benefit Plans. Equity Incentive Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options or similar awards if the exercise is paid in cash or through the Company withholding a portion of the shares underlying the options. Similarly, the Company may withhold shares underlying the stock options to satisfy tax withholding requirements. The trading prohibitions and restrictions do not apply to the vesting of any restricted stock units, performance stock units or other stock awards, or the automatic deduction of shares by the Company from such stock awards to satisfy tax withholding liability upon such vesting. The prohibitions and restrictions do apply to all sales of securities acquired through the exercise of stock options or similar awards or the vesting of any equity awards, including any sales to satisfy any tax liabilities. Thus, this Policy does apply to the “same-day sale” or broker-assisted cashless exercise of Company stock options. Employee Stock Purchase and Benefit Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) which are used to

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. purchase Company securities pursuant to the employee’s advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or the purchase of Company securities in such plans while in the possession of material nonpublic information. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy. C. Limited Exceptions. Transactions Under a Trading Plan that Complies with SEC Rules. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions under trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Securities Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. Employees who have a high level of access to material nonpublic information in the usual course of their job duties may be eligible to enter into a trading plan with the approval of the Compliance Officer. Transactions under a written trading plan will not be subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy if the trading plan is approved by the Compliance Officer and complies with the Company’s “Rule 10b5-1 Plan Guidelines,” which may be obtained from the Compliance Officer. Final, executed trading plans approved by the Compliance Officer must be delivered to the Company. The Company may publicly disclose information regarding trading plans entered into by employees.. Stock Splits, Stock Dividends and Similar Transactions. The trading prohibitions and restrictions set forth in this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions. Change in Form of Ownership. The trading prohibitions and restrictions set forth in this Policy do not apply to transactions that involve merely a change in the form in which you own securities. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime. Other Exceptions. Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Company’s Board of Directors or the Nominating and Governance Committee of the Company’s Board of Directors or its designated chairman. VI. DEFINITION OF “MATERIAL NONPUBLIC INFORMATION” A. “Material”. Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material: • Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity. • Company projections and strategic plans. • Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements. • New major contracts, orders, suppliers, customers or finance sources or the loss thereof. • Major discoveries or significant changes or developments in products or product lines, research or technologies. • Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns. • Significant pricing changes. • Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts. • Significant changes in senior management or membership of the Company’s Board of Directors. • Significant labor disputes or negotiations. • Actual or threatened major litigation, or the resolution of such litigation. • Significant cybersecurity incidents or any cybersecurity incidents that are being investigated. • Receipt or denial of regulatory approval for products. B. “Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For the purposes of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information. C. Consult the Compliance Officer When in Doubt. Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities. VII. EMPLOYEES MAY NOT DISCLOSE MATERIAL NONPUBLIC INFORMATION TO OTHERS OR MAKE RECOMMENDATIONS REGARDING TRADING IN COMPANY SECURITIES No employee may disclose material nonpublic information concerning the Company or any other company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of companies to which such information relates, a practice commonly known as “tipping.” No employee or related person may make recommendations or express opinions as to trading in the Company’s securities while in possession of

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. material nonpublic information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this Policy. VIII. ONLY DESIGNATED COMPANY SPOKESPERSONS ARE AUTHORIZED TO DISCLOSE MATERIAL NONPUBLIC INFORMATION The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer. IX. CERTAIN TYPES OF TRANSACTIONS ARE PROHIBITED A. Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits officers and directors from engaging in short sales. B. Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”) C. Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero- cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy. 6 D. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, employees are

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. X. THE COMPANY MAY SUSPEND ALL TRADING ACTIVITIES BY EMPLOYEES In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all of the Company’s employees may not buy or sell the Company’s securities. The Compliance Officer will impose such a blackout period if, in his or her judgment, there exists nonpublic information that would make trades by the Company’s employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. XI. VIOLATIONS OF INSIDER TRADING LAWS OR THIS POLICY CAN RESULT IN SEVERE CONSEQUENCES A. Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties. B. Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause. C. Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee of the Company’s Board of Directors, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority. XII. EVERY INDIVIDUAL IS RESPONSIBLE Every employee has the individual responsibility to comply with this Policy against illegal insider trading. An employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the employee believes that he or she may suffer an economic loss or forego anticipated profit by waiting. XIII. THIS POLICY CONTINUES TO APPLY FOLLOWING TERMINATION OF EMPLOYMENT The Policy continues to apply to transactions in the Company’s securities even after termination of employment. If an employee is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. XIV. THE COMPLIANCE OFFICER IS AVAILABLE TO ANSWER QUESTIONS ABOUT THIS POLICY Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer. XV. THIS POLICY IS SUBJECT TO REVISION The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy. XVI. ALL EMPLOYEES MUST ACKNOWLEDGE THEIR AGREEMENT TO COMPLY WITH THIS POLICY The Policy will be made available on the Company’s intranet and delivered to all employees upon its adoption or revision by the Company, and to all new employees at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each employee must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy. XVII. NOMINATING AND CORPORATE GOVERNANCE COMMITTEE The Nominating and Corporate Governance Committee (the “Committee”) will be responsible for monitoring and recommending any modification to this Policy, if necessary or advisable, to the Company’s Board of Directors. XVIII. AMENDMENTS We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. * * * Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing. The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. APPENDIX I Requirements Applicable to Section 16 Insiders I. OVERVIEW Most trading of Company securities by its directors, certain officers and greater-than-10% stockholders are subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. Officers subject to the provisions of Section 16 include the president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function. The Company has designated those persons listed on Exhibit A attached hereto as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act. Each person listed on Exhibit A is referred to herein as a “Section 16 Insider.” Section 16 Insiders are subject to the additional restrictions and requirements set forth in this Appendix I. As with the other provisions of this Policy, Section 16 Insiders are responsible for ensuring compliance with this Appendix I by family members and members of their households and by entities over which they exercise voting or investment control. II. DESIGNATED BROKERS Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported by that Section 16 Insider on Form 4 (such as a member of the Section 16 Insider’s immediate family who lives in the Section 16 Insider’s household), must be executed by a broker designated by the Company unless the Section 16 Insider has received authorization from the Compliance Officer to use a different broker. Should a Section 16 Insider wish to use a broker other than one of the Company’s designated brokers, the Section 16 Insider should submit a request to use that broker to the Compliance Officer. A Section 16 Insider and any broker that handles the Section 16 Insider’s transactions in the Company’s stock will be required to enter into an agreement whereby: • The Section 16 Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Section 16 Insider’s account and the accounts of all others designated by the Section 16 Insider whose transactions may be attributed to the Section 16 Insider. Appendix I-9 • The broker agrees not to execute any transaction for the Section 16 Insider or any of the foregoing designated persons (other than under a pre-approved Rule 10b5-1 trading plan) until the broker has verified with the Company that the transaction has been pre-cleared. • The broker agrees to immediately report the transaction details (including transactions under Rule 10b5-1 trading plans) directly to the Company and to the Section 16 Insider and in writing (by email).

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. IV. REPORTING OF TRANSACTIONS To facilitate timely reporting under Section 16 of the Exchange Act of transactions in Company equity securities, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Section 16 Insider’s household) to immediately report directly to the Company and to the Section 16 Insider the details of any transactions they have in the Company’s equity securities. Transaction details to be reported include: • Transaction date (trade date). • Number of securities involved. • Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees). • If the transaction was a stock option exercise, the specific option exercised. • Contact information for the broker who executed the transaction. The transaction details must be reported to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. APPENDIX II Special Restrictions on Transactions in Company Securities During Trading Blackout Periods I. OVERVIEW To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities during designated trading blackout periods by the individuals listed on Exhibit B. Each person listed on Exhibit B is referred to herein as an “Insider.” As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix II by family members and members of their households and by entities over which they exercise voting or investment control. II. TRADING WINDOW Any trade by an Insider, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with this Policy, will be permitted only during an open “trading window.” The trading window generally opens at the opening of trading following the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter (which generally occurs approximately five weeks following the close of each quarter) and closes at the close of trading on the last trading day of the second month of each fiscal quarter. In addition to the times when the trading window is scheduled to be closed, the Compliance Officer may impose a special blackout period at his or her discretion due to the existence of material nonpublic information, such as a pending acquisition, which special blackout period may apply to all Insiders or only certain designated individuals whom are likely to have knowledge of such material nonpublic information. Following termination of employment or other service, Insiders will be subject to the trading window for the fiscal quarter in which termination occurs, as well as any applicable special blackout period in effect at the time of termination. Even when the window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer will advise Insiders when the trading window opens and closes. II. HARDSHIP EXEMPTIONS The Compliance Officer may, on a case by case basis, authorize a transaction in the Company’s securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a pre-clearance request, so long as it is in writing.) The Insider requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning the Company. Appendix II-11

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider. IV. INDIVIDUAL ACCOUNT PLAN BLACKOUT PERIODS Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company stock (such as the Company’s 401(k) Plan). For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any such blackout period, directors and officers subject to Section 16 of the Exchange Act are prohibited from trading in shares of the Company’s stock that were acquired in connection with such director’s or officer’s service or employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify directors and officers in the event of any blackout period.

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. APPENDIX III Pre-Clearance of Trades I. OVERVIEW As part of the Company’s Insider Trading Policy, all trading in equity securities of the Company by an individual designated on Exhibit C, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with this Policy, are subject to the pre-clearance requirements set forth in this Appendix III. Each person listed on Exhibit C is referred to herein as a “Pre-Clearance Insider.” As with the other provisions of this Policy, Pre-Clearance Insiders are responsible for ensuring compliance with this Appendix III by family members and members of their households and by entities over which they exercise voting or investment control. II. PRE-CLEARANCE REQUESTS Requests for pre-clearance must be submitted in writing to the Compliance Officer at least three business days in advance of each proposed transaction. If the Pre-Clearance Insider leaves a voicemail message or submits the request by email and does not receive a response from the Compliance Officer within 24 hours, the Pre-Clearance Insider will be responsible for following up to ensure that the message was received. A request for pre-clearance should provide the following information: • The nature of the proposed transaction and the expected date of the transaction. • Number of shares involved. • If the transaction involves a stock option exercise, the specific option to be exercised. • Contact information for the broker who will execute the transaction. Once the proposed transaction is pre-cleared, the Pre-Clearance Insider may proceed with it on the approved terms, provided that the proposed transaction is executed within five business days of the pre-clearance (or, if sooner, before the commencement of any trading blackout). Further, the Pre- Clearance Insider must comply with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information (such that if the Pre-Clearance Insider becomes aware of such information after receiving pre-clearance, but before the transaction is executed, the transaction may not be effected), and with any special trading blackout imposed by the Company prior to the completion of the trade. If the pre-cleared transaction is not executed within five business days, the Pre-Clearance Insider must submit a new request for pre-clearance. The Pre-Clearance Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below. In addition, pre-clearance is required for the establishment of a Rule 10b5-1 trading plan. Any Rule 10b5-1 trading plan must be submitted for pre-clearance at least three business days in advance of entering into such plan. Pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that complies with the Company’s “Rule 10b5-1 Plan Guidelines” and has been approved in accordance with this Policy.

CONFIDENTIAL – FOR INTERNAL USE ONLY © 2024 N-able Technologies, Inc. All rights reserved. Notwithstanding the foregoing, any transactions or establishment of a Rule 10b5-1 trading plan by the Compliance Officer shall be subject to pre-clearance by the Chief Financial Officer or, in the event of his or her unavailability, the Chief Executive Officer.

B-1 EXHIBIT A SECTION 16 INSIDERS (as of October 22, 2024) Name Title Michael Bingle Director William Bock Director Ann Johnson Director Darryl Lewis Director Cam McMartin Director Michael Widmann Director John Pagliuca Director, President and Chief Executive Officer Timothy O’Brien Executive Vice President, Chief Financial Officer Peter Anastos Executive Vice President, General Counsel and Secretary Mike Adler Executive Vice President, Chief Technology and Product Officer Frank Colletti Executive Vice President, Chief Revenue Office Kathleen Pai Executive Vice President, Chief People Officer A-1

B-2 EXHIBIT B INSIDERS SUBJECT TO QUARTERLY BLACKOUT PERIODS (as of July 16, 2021) All directors All executive officers All employees

C-1 EXHIBIT C INSIDERS SUBJECT TO PRE-CLEARANCE REQUIREMENTS (as of July 16, 2021) All directors All executive officers All executive vice presidents All senior vice presidents Other individuals to be designated by the Compliance Officer from time to time

D-1 EXHIBIT D COMPLIANCE OFFICER (as of July 16, 2021) Name Peter Anastos, Executive Vice President, General Counsel and Secretary Questions? Email: stockadmin@n-able.com